                                                                       EXHIBIT 5





                                December 18, 1998


Board of Directors
Fidelity Financial of Ohio, Inc.
4555 Montgomery Road
Cincinnati, Ohio 45212

                  Re:      Registration Statement on Form S-4
                           3,578,636 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as special counsel to Fidelity Financial of Ohio, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 3,578,636 shares of the Company's common stock, $.10 par value per share (the "Shares"), in connection with the proposed merger of Glenway Financial Corporation with and into Fidelity Acquisition Corporation, a wholly owned subsidiary of the Company, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name under the heading "Legal Opinion" in the Prospectus/Joint Proxy Statement constituting a part thereof.

                                          ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                          By: /s/ Jeffrey D. Haas
                                              --------------------------------
                                              Jeffrey D. Haas, a Partner